Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145 USA

FOR RELEASE: CONTACT:	Immediately James R. Jaye Director, Communications & Investor Relations 440.414.5639

Jim.Jaye@nordson.com

Nordson Corporation Completes Acquisition of Value Plastics, Inc.;
Announces Webcast to Discuss Transaction

Westlake, Ohio, USA – September 1, 2011 — Nordson Corporation (Nasdaq: NDSN) today announced it has completed the acquisition of Value Plastics, Inc., a leading designer and manufacturer of precision engineered, plastic molded, single-use fluid connection components used primarily in critical flow control applications for healthcare and medical device markets. The completion of the transaction follows Nordson’s July 20 announcement that it had entered into an agreement to acquire Value Plastics.

Nordson management will hold a live webcast of its conference call discussing the acquisition at 8:30 a.m. ET, on Friday, September 2, 2011. The webcast may be accessed on the investor section of Nordson’s website at www.nordson.com/investors. Slides that more fully describe this transaction also will be available on the site prior to the start of the call. Following the webcast, an archived version of the call will be available until September 16, 2011.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants, coatings and other materials to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has direct operations and sales support offices in more than 30 countries. For more information on Nordson, visit www.nordson.com or follow us at www.twitter.com/Nordson Corp or www.facebook.com/Nordson.

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